As Filed with the Securities and Exchange Commission on December 23, 2004

                                                    Registration No. 333------


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                                  UNITED STATES
                        SECURITIES AN EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            ZEVEX International, Inc.
             (Exact name of registrant as specified in its charter)

 Delaware                                                       87-0462807
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                              4314 ZEVEX Park Lane,
                           Salt Lake City, Utah 84123
   (Address, including zip code, of registrant's principal executive offices)

                            ZEVEX International, Inc.
                             1999 Stock Option Plan
                         Amended 1993 Stock Option Plan
                            (Full title of the Plan)

                                David J. McNally
                             Chief Executive Officer
                            ZEVEX International, Inc.
                              4314 ZEVEX Park Lane,
                           Salt Lake City, Utah 84123
                                 (801) 264-1001
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                             Ronald S. Poelman, Esq.
                              Rakesh Govindji, Esq.
                     Jones Waldo, Holbrook &McDonough, P.C.
                        170 South Main Street, Suite 1500
                           Salt Lake City, Utah 84101
                     Tel (801) 521-3200, Fax (801) 328-0537
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                                              CALCULATION OF REGISTRATION FEE

                                                                                          Proposed
                                                                  Proposed                Maximum
                                                                   Maximum               Aggregate
                                                Amount            Offering                                          Amount of
          Title of Securities to                 to be              Price                 Offering                Registration
               be Registered                  Registered(3)       Per Share(4)             Price(4)                    Fee

---------------------------------    ---------------------------  ----------------     ----------------         -------------------
    Common stock, par value $0.001 per
    share, issuable pursuant to the
    1999 Stock Option Plan, (1)                396,981 shares     $  3.53             $    1,401,342              $   177.55
                                               203,019 shares     $  3.62             $      734,928              $    93.12

    Common stock, par value $0.001 per
    share, issuable pursuant to the
    Amended 1993 Stock Option Plan, (2)        481,000 shares     $  3.64             $    1,750,840              $   221.83
                                               119,000 shares     $  3.62             $      430,780              $    54.58

                                                                                                                   ----------
    Total:                                   1,200,000 shares                                                     $   547.08
                                             ----------------
                                                                                                                   ----------
                                                                                                                   ----------


   (1) ZEVEX International, Inc. 1999 Stock Option Plan (the "1999 Plan") authorizes the issuance of 600,000 shares of common stock, par value $0.001 per share, of ZEVEX International, Inc., of which 600,000 of the authorized shares are being registered hereunder.

   (2) ZEVEX International, Inc. Amended 1993 Stock Option Plan, (the "1993 Plan") authorizes the issuance of 600,000 shares of common stock, par value $0.001 per share, of ZEVEX International, Inc., of which 600,000 of the authorized shares are being registered hereunder.

   (3) In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the 1999 Plan, and the 1993 Plan by reason of any stock dividend, stock split, recapitalization, or similar transaction.

   (4) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering prices for the 1999 Plan are calculated on the basis of (a) $3.53, the weighted average exercise price (rounded to the nearest cent) of the 396,981shares subject to outstanding awards under the 1999 Plan, and (b) the average of the high and low sale prices of the Registrant's common stock as reported on the NASDAQ Stock Exchange on December 20, 2004, on 203,019 shares issuable under the 1999 Plan that are not subject to outstanding awards. The price per share and aggregate offering prices for the 1993 Plan are calculated on the basis of (a) $3.64, the weighted average exercise price (rounded to the nearest cent) of the 481,000 shares subject to outstanding awards under the 1993 Plan, and (b) the average of the high and low sale prices of the Registrant's common stock as reported on the NASDAQ National Market on December 20, 2004, on 199,000 shares issuable under the 1993 Plan that are not subject to outstanding awards.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

         This Registration Statement relates to the registration of 1,200,000 shares of ZEVEX International, Inc. (the "Company" or "Registrant") common stock, $.001 par value per share (the "Common Stock") issuable to employees, officers, consultants and directors of the Registrant or its subsidiaries as compensation for services in accordance with the ZEVEX International, Inc. 1999 Stock Option Plan under which 600,000 shares are issuable, and the ZEVEX International, Inc. Amended 1993 Stock Option Plan under which 600,000 shares are issuable (together, the "Plans"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.


         Prospectuses setting forth the information required by Part I of Form S-8 with respect to each Plan will be sent or given to participants under each of the Plans as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act.

          Such documents are not being filed with the Commission, but each constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act").


Item 2.  Registrant Information And Employee Plan Annual Information

         The documents incorporated by reference in Item 3 of Part II of this Form S-8 are also incorporated by reference in the Section 10(a) prospectuses relating to this Registration Statement. The foregoing documents and all other documents required to be delivered pursuant to Rule 428(b) promulgated under the Securities Act are available without charge, upon written or oral request, to ZEVEX International, Inc., Attn: Investor Relations, 4314 ZEVEX Park Lane, Salt Lake City, Utah 84123, telephone number: (801) 264-1001.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

              The Company hereby incorporates by reference in this registration statement the following documents previously filed with the Commission:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as filed on March 29, 2004), filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 (as filed on May 6, 2004), June 30, 2004 (as filed on July 29, 2004), and September 30, 2004 (as filed on November 15, 2004) filed pursuant to Section 13 of the Exchange Act.

         (c) The Company's Current Reports on Form 8-K filed with the Commission on March 30, 2004. The Company specifically excludes from incorporation such information that has been furnished and not filed pursuant to Items 2.02 and
7.01 of the Company's Current Reports on Form 8-K filed with the Commission on January 15, 2004, and October 28, 2004.

         (d) The description of the Company's Common Stock to be offered hereby is contained in the Company's Registration Statement on Form S-1/A filed with the Commission on November 21, 1997, including any amendment or report filed for the purpose of updating such description

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.


Item 4.  Description of Securities.

     Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

        Our Certificate of Incorporation, and our Amended By-Laws provide for indemnification of our directors and officers to the fullest extent permitted by law. The Certificate of Incorporation, and the Amended By-Laws also permit the Board of Directors to authorize the us to purchase and maintain insurance against any liability asserted against any of our directors, officers, employees or agents of arising out of their capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Certificate of Incorporation, our Amended By-laws and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

       The indemnification provision contained in our Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.


Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

     Reference is made to the Exhibit index.


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Salt Lake County, State of Utah on December 23, 2004.

                                                 ZEVEX INTERNATIONAL, INC.

                                                 By:



                                                --------------------------


                                                                         -
                                                Name: David J. McNally
                                                Title: Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, David J. McNally, and Phillip
L. McStotts, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments
(including, without limitation, post-effective amendments) to this Registration
Statement, and to file the same, with all exhibits thereto and any all documents required to be filed with respect therewith, with the Securities and Exchange
Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

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

Signature                                                 Title                                        Date
--------------------------------------------       -------------------------------------               ---------------------------

                                                  Chief Executive Officer, Director, and                         December 23, 2004
                                                  President
--------------------------------------------


(David J. McNally)

                                                  Chief Financial Officer, and Director                          December 23, 2004
--------------------------------------------

(Phillip L. McStotts)

                                                  Director                                                       December 23, 2004
--------------------------------------------

(Bradley A. Oldroyd)

                                                  Director                                                       December 23, 2004
--------------------------------------------

(David B. Kaysen)

                                                  Director                                                       December 23, 2004
--------------------------------------------

(John T. Lemley)

                                                  Director                                                       December 23, 2004
--------------------------------------------

(Dan M. Robertson)

                                                  Director                                                       December 23, 2004
---------------------------------------------

(Richard L. Shanaman)

---------------------------------------------




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                                                    EXHIBIT INDEX

Exhibit
Number                                                                    Description
-----------       -----------------------------------------------------------------------------------------------------------------


4.1               ZEVEX International, Inc. 1999 Stock Option Plan (incorporated by reference to the Registrant's Annual Report filed on Form 10-K on March 30, 1999).

4.2               ZEVEX International, Inc. Amended 1993 Stock Option Plan (incorporated by reference to the Registrant's
                  Registration Agreement filed on Form S-1 on October 3, 1997).

5.1               Opinion of Jones Waldo Holbrook & McDonough,  P.C.

23.1              Consent of Ernst & Young LLP.

23.2              Consent of Jones Waldo Holbrook & McDonough, P.C. (contained in the opinion of counsel filed as Exhibit 5.1).

24.1              Power of Attorney (see signature page)


                                                                   EXHIBIT 5.1

             [Letterhead of Jones Waldo Holbrook & McDonough, P.C.]


                                December 23, 2004

ZEVEX International, Inc.
4314 ZEVEX Park Lane
Salt Lake City, UT  84123

         Re: Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by ZEVEX International, Inc., a Utah corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,200,000 shares of your Common Stock, no par value (the "Shares"), reserved for issuance pursuant to the 1999 Stock Option Plan, as amended, and the Amended 1993 Stock Option Plan, as amended (the "Plans"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                      Very truly yours,

                                         Jones Waldo Holbrook & McDonough, P.C.

                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
ZEVEX International, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ZEVEX International, Inc. 1999 Stock Option Plan and the ZEVEX International, Inc. Amended 1993 Stock Option Plan of our report dated February 27, 2004, except for the first paragraph of Note 8 as to which the date is March 10, 2004, with respect to the consolidated financial statements of ZEVEX International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

December 16, 2004